P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
April 25, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS RECORD QUARTERLY NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2017. Net income totaled $8.8 million for the first quarter of 2017, representing earnings per diluted common share of $0.48. In comparison, reported earnings per diluted common share were $0.41 for the fourth quarter of 2016 and $0.44 for the first quarter of 2016.
"The first quarter of 2017 was a good start to the year. We generated record quarterly net income and had a return on average assets of 1.04%. We also reported a return on average stockholders' equity of 8.14% and a return on average tangible stockholders' equity of 12.95%, up from 6.72% and 10.99% in the fourth quarter of 2016, and 7.59% and 12.70% in the first quarter of 2016, respectively," said Chuck Sulerzyski, President and Chief Executive Officer. "We had another strong quarter of loan growth and our commercial credit metrics showed improvement from December 31, 2016."

Statement of Operations Highlights:

•	Net interest income for the first quarter of 2017 increased 1% compared to the linked quarter and 5% compared to the first quarter of 2016.

◦	Net interest margin was 3.55% for the first quarter of 2017, compared to 3.54% for the linked quarter and 3.53% for the first quarter of 2016.

•	Provision for loan losses was $0.6 million for the first quarter of 2017 and was reflective of the improvement in the commercial loan credit quality.

•	Total fee-based income for the first quarter of 2017 grew 10% compared to the linked quarter and 2% compared to the first quarter of 2016.

•	Total non-interest expense was $27.3 million for the first quarter of 2017, flat compared to the linked quarter and up 4% compared to the first quarter of 2016.

◦	The efficiency ratio was 64.9% for the first quarter of 2017, compared to 66.9% for the fourth quarter of 2016 and 64.3% in the first quarter of 2016.

Balance Sheet Highlights:

•	Period-end total loan balances at March 31, 2017 grew 4% on an annualized basis compared to December 31, 2016 and 7% compared to March 31, 2016.

◦
Indirect consumer loans at March 31, 2017 grew $30.9 million, or 49% annualized, compared to December 31, 2016, while total consumer loans grew $15.6 million, or 6% annualized, compared to December 31, 2016.

◦	Total commercial loans at March 31, 2017 increased $9.0 million, or 3% annualized, compared to December 31, 2016.

•	Asset quality improved during the quarter.

◦	Nonperforming assets decreased to 0.98% of total loans and other real estate owned ("OREO") at March 31, 2017 compared to 1.16% at December 31, 2016.

◦	Nonaccrual loans at March 31, 2017 decreased $3.0 million, or 14%, compared to December 31, 2016.

◦	Net charge-offs as a percent of average gross loans were 0.11% annualized for the first quarter of 2017, compared to 0.09% for the linked quarter and the first quarter of 2016.

◦	Classified loans, which are those categorized as substandard or doubtful, decreased 2% during the first quarter of 2017 compared to both December 31, 2016 and March 31, 2016.

◦	At March 31, 2017, allowance for loan losses of $18.5 million was relatively flat compared to December 31, 2016.

◦	Allowance for loan losses as a percent of originated loans, net of deferred fees and costs, decreased slightly to 1.05% at March 31, 2017, compared to 1.08% at December 31, 2016.

•	Period-end total deposit balances increased $192.4 million at March 31, 2017, or 8%, compared to December 31, 2016.

◦	Growth in governmental deposit balances during the first quarter of 2017 of $78.8 million, or 31%, was due primarily to seasonality.

◦	Non-interest-bearing deposits increased $50.6 million, or 7%, compared to December 31, 2016 and, as a percent of total deposits, remained at 29% as of March 31, 2017.
Net Interest Income:
Net interest income was $26.9 million in the first quarter of 2017, a 1% increase compared to the linked quarter and a 5% increase over the first quarter of 2016. Net interest margin has been relatively stable over the last year and for the first quarter of 2017 was 3.55%, compared to 3.54% for the fourth quarter of 2016 and 3.53% for the first quarter of 2016. The increase in net interest income compared to both prior periods was due primarily to loan growth.
The accretion income, net of amortization expense, from acquisitions was $0.8 million for the first quarter of 2017, compared to $0.9 million for the fourth quarter of 2016 and $1.0 million for the first quarter of 2016, which added 11 basis points, 11 basis points and 12 basis points, respectively, to the net interest margin.
Net interest margin, excluding net accretion income from acquisitions, improved 1 basis point compared to the fourth quarter of 2016 and improved 3 basis points compared to the first quarter of 2016. The changes in net interest margin were the result of the sustained shift in the mix of the balance sheet, for both assets and liabilities, coupled with the interest rate increase by the Federal Reserve.
Provision for Loan Losses:
The provision for loan losses was $0.6 million for the first quarter of 2017, compared to $0.7 million for the fourth quarter of 2016 and $1.0 million for the first quarter of 2016. The lower provision for loan losses recorded during the first quarter of 2017 was reflective of the improvement in the commercial loan credit quality.
Fee-based Income:
Total fee-based income increased $1.2 million, or 9%, compared to the linked quarter, and grew $0.3 million, or 2%, compared to the first quarter of 2016. The increase compared to the linked quarter was due largely to the annual performance-based insurance commissions, which, for the most part, are recognized in the first quarter of each year. The growth compared to the first quarter of 2016 was due mainly to an increase in bank owned life insurance income, which increased $326,000 due to the $35 million of polices that were purchased late in the second quarter of 2016. In addition to the increase in bank owned life insurance income, Peoples generated growth in trust and investment income and mortgage banking income compared to the first quarter of 2016, which was offset by declines in insurance income and deposit account service charges.
Non-interest Expense:
Total non-interest expense, on an as reported basis, for each of the first quarter of 2017 and the fourth quarter of 2016 was $27.3 million, compared to $26.3 million for the first quarter of 2016. Total non-interest expense, adjusted for non-core charges, was $27.3 million for the first quarter of 2017, $26.5 million for the fourth quarter of 2016, and $26.3 million for the first quarter of 2016. There were no non-core charges recorded in the first quarter of 2017 or 2016. In the fourth quarter of 2016, Peoples recorded $0.7 million of non-core charges, which represented one-time costs associated with the system upgrade of Peoples' core banking system that occurred on November 7, 2016.
Salaries and employee benefit costs for the first quarter of 2017 increased compared to both the fourth quarter of 2016 and the first quarter of 2016. The increase of $0.9 million, or 6%, in salaries and employee benefit costs compared to the fourth quarter of 2016 was due primarily to health insurance costs, which were the result of higher claims, and higher stock-based compensation. The increase of $1.2 million, or 8%, in salaries and employee benefit costs compared to the first quarter of 2016 was due primarily to increased incentive compensation, which is tied to the corporate incentive plan; increased health insurance costs, which were the result of higher claims; and higher stock-based compensation. The increase in stock-based compensation was partially due to the annual stock grant that was tied to the performance level achieved with respect to 2016 corporate incentive awards, for which the common shares were granted in the first quarter of 2017. The increase in total non-interest expense compared to the first quarter of 2016 was also impacted by higher data processing and software costs, which were offset by lower communications and FDIC insurance expenses.
The efficiency ratio for the first quarter of 2017 was 64.9%, compared to 66.9% for the linked quarter and 64.3% for the first quarter of 2016. The efficiency ratio, when adjusted for non-core items, was 64.9% for the first quarter of 2017,

64.8% for the linked quarter and 64.3% for the first quarter of 2016. The efficiency ratio, when adjusted for non-core items, has remained below 65% for the last six quarters, with the slight increase compared to the first quarter of 2016 due primarily to the increase in total non-interest expense.
Loans:
Period-end total loan balances at March 31, 2017 increased $24.6 million, or 4% annualized, compared to December 31, 2016. Indirect consumer lending continued to be a key component of loan growth, as balances increased $30.9 million, or 49% annualized, during the quarter. The growth in indirect consumer lending included continued diversification in the portfolio beyond automobile loans, including recreational vehicles and motorcycles. Commercial loans grew $9.0 million, or 3% annualized, with commercial and industrial loans growing $6.4 million, or 6% annualized, during the quarter.
Compared to March 31, 2016, period-end loan balances at March 31, 2017 increased $144.4 million, or 7%. The growth was primarily the result of indirect consumer lending contributing loan growth of $100.0 million, or 54%, compared to March 31, 2016. Commercial and industrial loan balances grew $60.9 million, or 17%, from March 31, 2016. At March 31, 2017, indirect consumer loan balances comprised 13% of the total loan portfolio, compared to 11% at December 31, 2016 and 9% at March 31, 2016, and commercial and industrial loan balances comprised 19% of the total loan portfolio at March 31, 2017, compared to 19% at December 31, 2016 and 17% at March 31, 2016.
Quarterly average gross loan balances increased $59.9 million, or 11% annualized, compared to the linked quarter, due primarily to the increase in commercial and industrial loans and indirect consumer loans. Compared to the first quarter of 2016, average gross loans increased $152.6 million, or 7%, largely due to growth in indirect consumer loans and commercial and industrial loans.
Asset Quality:
Asset quality metrics improved during the first quarter of 2017. Nonperforming assets as a percent of total loans and OREO decreased to 0.98% at March 31, 2017, compared to 1.16% at December 31, 2016 and 1.00% at March 31, 2016.
Annualized net charge-offs were 0.11% of average gross loans during the first quarter of 2017, compared to 0.09% in both the fourth and the first quarter of 2016.
Criticized loans, which are those categorized as watch, substandard or doubtful, increased $2.1 million, or 2%, compared to December 31, 2016 and decreased $18.1 million, or 15%, compared to March 31, 2016. As a percent of total loans, criticized loans were 4.50% at March 31, 2017, compared to 4.46% at December 31, 2016 and 5.67% at March 31, 2016. Classified loans, which are those categorized as substandard or doubtful, decreased 2% compared to both December 31, 2016 and March 31, 2016. As a percent of total loans, classified loans were 2.51% at March 31, 2017, compared to 2.59% at December 31, 2016 and 2.73% at March 31, 2016.
At March 31, 2017, the allowance for loan losses increased to $18.5 million, compared to $18.4 million at December 31, 2016, and $17.3 million at March 31, 2016. The ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.05% at March 31, 2017, compared to 1.08% at December 31, 2016, and 1.17% at March 31, 2016.
Deposits:
Period-end deposit balances at March 31, 2017 increased $192.4 million, or 8%, compared to December 31, 2016. The growth was mainly attributable to an increase of $78.8 million in governmental deposits, $67.7 million in brokered certificates of deposit and $50.6 million in non-interest-bearing deposits. Balances in governmental deposits are seasonally higher in the first quarter of each year compared to the other quarters. The increase in brokered certificates of deposit was the result of adding relatively shorter term funding on the balance sheet. Over 40% of the increase in non-interest-bearing deposits was due to the increase in one commercial customer's account, with the remaining increase in both commercial and individual customer accounts.
Period-end deposits increased $115.1 million, or 4%, compared to March 31, 2016, with $68.8 million of growth in non-interest-bearing deposits, $51.5 million in brokered certificates of deposit and $37.9 million in interest-bearing demand deposits. The increases in non-interest-bearing deposits and interest-bearing demand deposits were attributable to customer activity for both commercial and individual customers, with no significant change in any one deposit account. The increase in brokered certificates of deposit was the result of adding relatively shorter term funding on the balance sheet.
Average deposits for the first quarter of 2017 increased $45.0 million, or 2%, compared to the linked quarter, with an increase of $29.9 million in interest-bearing deposits and $15.1 million in non-interest-bearing deposits. Compared to the first quarter of 2016, average deposits increased $25.6 million, or 1%, with non-interest-bearing deposits increasing $48.1 million and interest-bearing deposits declining $22.5 million.

Non-interest-bearing deposits comprised 29% of total deposits at March 31, 2017 and December 31, 2016, compared to 28% at March 31, 2016.
Stockholders' Equity:
At March 31, 2017, the tier 1 risk-based capital ratio was 13.34%, compared to 13.21% at December 31, 2016 and 13.41% at March 31, 2016. The total risk-based capital ratio was 14.27% at March 31, 2017, compared to 14.11% at December 31, 2016 and 14.29% at March 31, 2016. The improvement in these capital ratios compared to the linked quarter was due mainly to increased earnings, which exceeded the dividends declared and paid during the quarter by $5.2 million.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.5 billion in total assets, 76 locations, including 67 full-service bank branches, and 75 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2017 results of operations today at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP financial measures used in this news release:

◦	Core fee-based income is non-GAAP since it excludes the impact of revenue waived in connection with the system upgrade of Peoples' core banking system.

◦
Core non-interest expenses are non-GAAP since they exclude the impact of costs associated with the system upgrade of Peoples' core banking system, acquisition-related costs, pension settlement charges, severance charges and legal settlement charges.

◦
Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

◦
Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

◦
Pre-provision net revenue is defined as net interest income plus total fee-based income minus total non-interest expense. This measure is non-GAAP since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings.

◦
Return on tangible stockholders' equity is calculated as net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "estimate", "may", "feel", "expect", "believe", "plan", "will", "would", "should", "could" and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1) Peoples' ability to leverage the system upgrade (include the related core operating systems, data systems and products) without complications or difficulties that may otherwise result in the loss of customers, operational problems or one-time costs currently not anticipated to arise in connection with such upgrade;
(2) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity;
(3) Peoples' ability to integrate any future acquisitions which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(4) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(5) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(6) competitive pressures among financial institutions or from non-financial institutions which may increase significantly, including product and pricing pressures, changes to third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals;
(7) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;
(8) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;
(9) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty created by the June 23, 2016 referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(10) uncertainty regarding the nature, timing and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(11) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;
(12) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations;
(13) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
(14) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15) changes in law and policy accompanying the new presidential administration and uncertainty or speculation pending the enactment of such changes;
(16) Peoples' ability to receive dividends from its subsidiaries;

(17) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18) the impact of minimum capital thresholds established as a part of the implementation of Basel III;
(19) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(20) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;
(21) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(22) ability to anticipate and respond to technological changes which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(23) changes in consumer spending, borrowing and saving habits, whether due to changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24) the overall adequacy of Peoples' risk management program;
(25) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyber attacks, military or terrorist activities or conflicts;
(26) significant changes in the tax laws, which may adversely affect the fair values of deferred tax assets and obligations of states and political subdivisions held in Peoples' investment securities portfolio; and
(27) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the “SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2017 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
PER COMMON SHARE:
Earnings per common share:
Basic	$0.49	$0.41	$0.44
Diluted	0.48	0.41	0.44
Cash dividends declared per common share	0.20	0.17	0.15
Book value per common share	24.25	23.92	23.60
Tangible book value per common share (a)	16.28	15.89	15.39
Closing stock price at end of period	$31.66	$32.46	$19.54

SELECTED RATIOS:
Return on average stockholders' equity (b)	8.14%	6.72%	7.59%
Return on average tangible stockholders' equity (b) (c)	12.95%	10.99%	12.70%
Return on average assets (b)	1.04%	0.87%	0.98%
Efficiency ratio (d)	64.89%	66.87%	64.26%
Pre-provision net revenue to total average assets (b)(e)	1.52%	1.35%	1.54%
Net interest margin (b)(f)	3.55%	3.54%	3.53%
Dividend payout ratio	41.25%	41.70%	34.37%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
This amount represents a non-GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)
This ratio represents a non-GAAP financial measure since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(f)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016
Total interest income	$29,817	$29,350	$28,443
Total interest expense	2,872	2,683	2,676
Net interest income	26,945	26,667	25,767
Provision for loan losses	624	711	955
Net interest income after provision for loan losses	26,321	25,956	24,812

Net gain on investment securities	340	68	96
Net loss on loans held-for-sale and other real estate owned	—	(33)	(1)
Net loss on other assets	(3)	(76)	(30)

Fee-based income:
Insurance income	4,102	2,912	4,498
Trust and investment income	2,682	2,739	2,382
Electronic banking income	2,561	2,486	2,535
Deposit account service charges	2,429	2,663	2,603
Bank owned life insurance	493	503	167
Mortgage banking income	387	452	160
Commercial loan swap fee income	268	79	164
Other income	412	277	545
Total fee-based income	13,334	12,111	13,054

Non-interest expense:
Salaries and employee benefit costs	15,496	14,552	14,325
Net occupancy and equipment expense	2,713	2,580	2,806
Professional fees	1,610	2,193	1,459
Electronic banking expense	1,514	1,424	1,433
Data processing and software expense	1,142	1,260	749
Amortization of other intangible assets	863	1,007	1,008
Franchise tax expense	583	642	538
FDIC insurance expense	433	193	617
Communication expense	410	531	628
Marketing expense	280	402	398
Foreclosed real estate and other loan expenses	196	319	251
Other non-interest expense	2,091	2,179	2,070
Total non-interest expense	27,331	27,282	26,282
Income before income taxes	12,661	10,744	11,649
Income tax expense	3,852	3,336	3,654
Net income	$8,809	$7,408	$7,995

PER SHARE DATA:
Earnings per common share – Basic	$0.49	$0.41	$0.44
Earnings per common share – Diluted	$0.48	$0.41	$0.44
Cash dividends declared per common share	$0.20	$0.17	$0.15

Weighted-average common shares outstanding – Basic	18,029,991	18,009,056	18,071,746
Weighted-average common shares outstanding – Diluted	18,192,957	18,172,030	18,194,990
Actual common shares outstanding (end of period)	18,270,508	18,200,067	18,157,932

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in $000’s)	2017	2016

Assets
Cash and cash equivalents:
Cash and due from banks	$56,376	$58,129
Interest-bearing deposits in other banks	7,939	8,017
Total cash and cash equivalents	64,315	66,146

Available-for-sale investment securities, at fair value (amortized cost of
$782,947 at March 31, 2017 and $777,017 at December 31, 2016)	786,961	777,940
Held-to-maturity investment securities, at amortized cost (fair value of
$44,161 at March 31, 2017 and $43,227 at December 31, 2016)	44,022	43,144
Other investment securities, at cost	38,371	38,371
Total investment securities	869,354	859,455

Loans, net of deferred fees and costs	2,249,502	2,224,936
Allowance for loan losses	(18,468)	(18,429)
Net loans	2,231,034	2,206,507

Loans held for sale	1,842	4,022
Bank premises and equipment, net of accumulated depreciation	53,258	53,616
Bank owned life insurance	60,719	60,225
Goodwill	132,631	132,631
Other intangible assets	12,874	13,387
Other assets	33,249	36,359
Total assets	$3,459,276	$3,432,348

Liabilities
Deposits:
Non-interest-bearing deposits	$785,047	$734,421
Interest-bearing deposits	1,917,118	1,775,301
Total deposits	2,702,165	2,509,722

Short-term borrowings	105,752	305,607
Long-term borrowings	174,506	145,155
Accrued expenses and other liabilities	33,844	36,603
Total liabilities	3,016,267	2,997,087

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued at March 31, 2017 and December 31, 2016	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,941,282 shares issued at March 31, 2017 and 18,939,091 shares issued at December 31, 2016, including shares in treasury	343,597	344,404
Retained earnings	115,469	110,294
Accumulated other comprehensive income (loss), net of deferred income taxes	392	(1,554)
Treasury stock, at cost, 729,218 shares at March 31, 2017 and 795,758 shares at December 31, 2016	(16,449)	(17,883)
Total stockholders' equity	443,009	435,261
Total liabilities and stockholders' equity	$3,459,276	$3,432,348

SELECTED FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2017	2016	2016	2016	2016
Loan Portfolio
Commercial real estate, construction	$103,317	$94,726	$81,080	$98,993	$81,381
Commercial real estate, other	730,055	736,023	728,878	708,910	728,199
Commercial and industrial	428,737	422,339	400,042	378,352	367,810
Residential real estate	524,212	535,925	545,161	555,123	565,749
Home equity lines of credit	110,028	111,492	111,196	109,017	107,701
Consumer, indirect	283,762	252,832	230,286	207,116	183,797
Consumer, other	68,670	70,519	71,491	70,065	68,395
Deposit account overdrafts	721	1,080	1,074	1,214	2,083
Total loans	$2,249,502	$2,224,936	$2,169,208	$2,128,790	$2,105,115
Total acquired loans (a)	$491,819	$516,832	$551,021	$591,967	$627,819
Total originated loans	$1,757,683	$1,708,104	$1,618,187	$1,536,823	$1,477,296
Deposit Balances
Non-interest-bearing deposits	$785,047	$734,421	$745,468	$699,695	$716,202
Interest-bearing deposits:
Interest-bearing demand accounts	292,187	278,975	270,490	252,119	254,241
Retail certificates of deposit (b)	353,918	360,464	390,568	385,456	417,043
Money market deposit accounts	386,999	407,754	411,111	401,828	395,022
Governmental deposit accounts	330,477	251,671	286,716	300,639	313,904
Savings accounts	445,720	436,344	438,087	438,952	434,381
Brokered certificates of deposit (b)	107,817	40,093	33,017	37,636	56,290
Total interest-bearing deposits	1,917,118	1,775,301	1,829,989	1,816,630	1,870,881
Total deposits	$2,702,165	$2,509,722	$2,575,457	$2,516,325	$2,587,083
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,006	$3,771	$4,161	$5,869	$6,746
Nonaccrual loans	18,293	21,325	19,346	15,582	13,579
Total nonperforming loans (NPLs)	21,299	25,096	23,507	21,451	20,325
Other real estate owned (OREO)	677	661	719	679	679
Total NPAs	$21,976	$25,757	$24,226	$22,130	$21,004
Criticized loans (c)	101,284	99,182	99,294	106,616	119,368
Classified loans (d)	56,503	57,736	53,755	51,762	57,409
Allowance for loan losses as a percent of NPLs (e)(f)	86.71%	73.43%	77.50%	83.16%	84.92%
NPLs as a percent of total loans (e)(f)	0.95%	1.13%	1.08%	1.01%	0.97%
NPAs as a percent of total assets (e)(f)	0.64%	0.75%	0.72%	0.66%	0.64%
NPAs as a percent of total loans and OREO (e)(f)	0.98%	1.16%	1.11%	1.04%	1.00%
Criticized loans as a percent of total loans	4.50%	4.46%	4.58%	5.01%	5.67%
Classified loans as a percent of total loans	2.51%	2.59%	2.48%	2.43%	2.73%
Allowance for loan losses as a percent of originated loans, net of deferred fees and costs (e)	1.05%	1.08%	1.13%	1.16%	1.17%
Capital Information (g)
Common Equity Tier 1 risk-based capital ratio	13.05%	12.91%	13.04%	13.03%	13.10%
Tier 1 risk-based capital ratio	13.34%	13.21%	13.34%	13.33%	13.41%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.27%	14.11%	14.24%	14.23%	14.29%
Leverage ratio	9.60%	9.66%	9.71%	9.56%	9.45%
Common Equity Tier 1 capital	$310,856	$306,506	$301,222	$295,148	$288,787
Tier 1 capital	317,826	313,430	308,099	301,977	295,569
Total capital (Tier 1 and Tier 2)	340,147	334,957	328,948	322,413	314,896
Total risk-weighted assets	$2,382,874	$2,373,359	$2,309,951	$2,265,022	$2,203,776
Tangible equity to tangible assets (h)	8.98%	8.80%	9.13%	9.10%	8.88%

(a) Includes all loans acquired in 2012 and thereafter.
(b) Prior periods reclassified.
(c) Includes loans categorized as a watch, substandard, or doubtful.
(d) Includes loans categorized as substandard or doubtful.
(e) Data presented as of the end of the period indicated.
(f) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g) March 31, 2017 data based on preliminary analysis and subject to revision.
(h) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016
Provision for Loan Losses
Provision for loan losses	$400	$480	$858
Provision for checking account overdrafts	224	231	97
Total provision for loan losses	$624	$711	$955

Net Charge-Offs
Gross charge-offs	$1,100	$1,076	$2,003
Recoveries	515	575	1,530
Net charge-offs	$585	$501	$473

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$(102)	$3	$(1,136)
Commercial and industrial	117	(56)	1,012
Residential real estate	19	(22)	139
Home equity lines of credit	—	(7)	3
Consumer, indirect	277	238	325
Consumer, other	(10)	143	37
Deposit account overdrafts	284	202	93
Total net charge-offs	$585	$501	$473

As a percent of average gross loans (annualized)	0.11%	0.09%	0.09%

SUPPLEMENTAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2017	2016	2016	2016	2016

Trust assets under administration and management	$1,362,243	$1,301,509	$1,292,044	$1,280,004	$1,254,824
Brokerage assets under administration and management	805,361	777,771	754,168	729,519	706,314
Mortgage loans serviced for others	$399,279	$398,134	$389,090	$380,741	$383,531
Employees (full-time equivalent)	776	782	799	803	821

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$7,415	$15	0.82%	$8,520	$13	0.61%	$12,436	$16	0.52%
Investment securities (a)(b)	862,614	5,976	2.77%	862,355	5,816	2.70%	875,644	5,926	2.71%
Loans (b)(c):
Commercial real estate, construction	94,215	993	4.22%	89,113	889	3.90%	80,202	781	3.85%
Commercial real estate, other	734,442	8,423	4.59%	722,003	8,456	4.58%	736,036	8,492	4.56%
Commercial and industrial	433,068	4,545	4.20%	399,614	4,201	4.11%	356,375	3,695	4.10%
Residential real estate (d)	531,457	5,769	4.34%	547,640	5,938	4.34%	565,514	6,166	4.36%
Home equity lines of credit	111,112	1,159	4.23%	111,417	1,214	4.33%	106,968	1,190	4.47%
Consumer, indirect	269,821	2,232	3.35%	241,290	2,130	3.51%	173,629	1,634	3.79%
Consumer, other	70,206	1,218	7.04%	73,321	1,209	6.76%	73,015	1,051	6.23%
Total loans	2,244,321	24,339	4.35%	2,184,398	24,037	4.34%	2,091,739	23,009	4.38%
Allowance for loan losses	(18,585)			(18,254)			(16,845)
Net loans	2,225,736			2,166,144			2,074,894
Total earning assets	3,095,765	30,330	3.93%	3,037,019	29,866	3.89%	2,962,974	28,951	3.90%

Intangible assets	145,546			146,489			149,528
Other assets	205,040			203,011			160,133
Total assets	$3,446,351			$3,386,519			$3,272,635

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$439,206	$59	0.05%	$436,733	$58	0.05%	$421,797	$56	0.05%
Government deposit accounts	283,605	131	0.19%	273,263	126	0.18%	298,685	147	0.20%
Interest-bearing demand accounts	286,487	78	0.11%	275,653	65	0.09%	251,341	45	0.07%
Money market deposit accounts	398,839	187	0.19%	407,171	202	0.20%	398,515	160	0.16%
Retail certificates of deposit	342,837	726	0.86%	375,347	807	0.86%	437,647	827	0.76%
Brokered certificates of deposits	84,929	306	1.46%	37,859	151	1.59%	50,452	366	2.92%
Total interest-bearing deposits	1,835,903	1,487	0.33%	1,806,026	1,409	0.31%	1,858,437	1,601	0.35%

Short-term borrowings	205,296	251	0.50%	213,852	207	0.39%	135,689	87	0.26%
Long-term borrowings	172,053	1,134	2.66%	145,677	1,066	2.92%	113,370	988	3.50%
Total borrowed funds	377,349	1,385	1.48%	359,529	1,273	1.41%	249,059	1,075	1.74%
Total interest-bearing liabilities	2,213,252	2,872	0.53%	2,165,555	2,682	0.49%	2,107,496	2,676	0.51%

Non-interest-bearing deposits	758,446			743,389			710,297
Other liabilities	35,663			39,337			31,299
Total liabilities	3,007,361			2,948,281			2,849,092
Stockholders’ equity	438,990			438,238			423,543
Total liabilities and equity	$3,446,351			$3,386,519			$3,272,635

Net interest income/spread (b)		$27,458	3.40%		$27,184	3.40%		$26,275	3.39%
Net interest margin (b)			3.55%			3.54%			3.53%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.

(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016

Core fee-based income:
Total fee-based income	$13,334	$12,111	$13,054
Plus: System upgrade revenue waived	—	85	—
Core fee-based income	$13,334	$12,196	$13,054

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016

Core non-interest expenses:
Total non-interest expense	$27,331	$27,282	$26,282
Less: System upgrade costs	—	746	—
Core non-interest expenses	$27,331	$26,536	$26,282

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016

Efficiency ratio:
Total non-interest expense	$27,331	$27,282	$26,282
Less: Amortization of intangible assets	863	1,007	1,008
Adjusted non-interest expense	$26,468	$26,275	$25,274

Total fee-based income	$13,334	$12,111	$13,054

Net interest income	$26,945	$26,667	$25,767
Add: Fully tax-equivalent adjustment	513	517	508
Net interest income on a fully tax-equivalent basis	$27,458	$27,184	$26,275

Adjusted revenue	$40,792	$39,295	$39,329

Efficiency ratio	64.89%	66.87%	64.26%

Efficiency ratio adjusted for non-core items:
Core non-interest expenses	$27,331	$26,536	$26,282
Less: Amortization of intangible assets	863	1,007	1,008
Adjusted non-interest expense	$26,468	$25,529	$25,274
Core fee-based income	$13,334	$12,196	$13,054
Net interest income on a fully tax-equivalent basis	$27,458	$27,184	$26,275

Adjusted core revenue	$40,792	$39,380	$39,329

Efficiency ratio adjusted for non-core items	64.89%	64.83%	64.26%

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s)	2017	2016	2016	2016	2016

Tangible Equity:
Total stockholders' equity	$443,009	$435,261	$440,637	$437,753	$428,486
Less: goodwill and other intangible assets	145,505	146,018	147,005	147,971	148,997
Tangible equity	$297,504	$289,243	$293,632	$289,782	$279,489

Tangible Assets:
Total assets	$3,459,276	$3,432,348	$3,363,585	$3,333,455	$3,294,929
Less: goodwill and other intangible assets	145,505	146,018	147,005	147,971	148,997
Tangible assets	$3,313,771	$3,286,330	$3,216,580	$3,185,484	$3,145,932

Tangible Book Value per Common Share:
Tangible equity	$297,504	$289,243	$293,632	$289,782	$279,489
Common shares outstanding	18,270,508	18,200,067	18,195,986	18,185,708	18,157,932

Tangible book value per common share	$16.28	$15.89	$16.14	$15.93	$15.39

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$297,504	$289,243	$293,632	$289,782	$279,489
Tangible assets	$3,313,771	$3,286,330	$3,216,580	$3,185,484	$3,145,932

Tangible equity to tangible assets	8.98%	8.80%	9.13%	9.10%	8.88%

	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2017	2016	2016

Pre-Provision Net Revenue:
Income before income taxes	$12,661	$10,744	$11,649
Add: provision for loan losses	624	711	955
Add: net loss on loans held-for-sale and OREO	—	33	1
Add: net loss on other assets	3	76	30
Less: net gain on securities transactions	340	68	96
Pre-provision net revenue	$12,948	$11,496	$12,539

Pre-provision net revenue	$12,948	$11,496	$12,539
Total average assets	$3,446,351	$3,386,519	$3,272,635

Pre-provision net revenue to total average assets (annualized)	1.52%	1.35%	1.54%

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s)	2017	2016	2016	2016	2016

Annualized Net Income Excluding Amortization of Other Intangible Assets:
Net income	$8,809	$7,408	$7,792	$7,962	$7,995
Add: amortization of other intangible assets	863	1,007	1,008	1,007	1,008
Less: tax effect (at 35% tax rate) of amortization of other intangible assets	302	352	353	352	353
Net income excluding amortization of other intangible assets	$9,370	$8,063	$8,447	$8,617	$8,650

Days in the quarter	90	92	92	91	91
Days in the year	365	366	366	366	366
Annualized net income	$35,725	$29,471	$30,999	$32,023	$32,156
Annualized net income excluding amortization of other intangible assets	$38,001	$32,077	$33,604	$34,657	$34,790

Average Tangible Stockholders' Equity:
Total average stockholders' equity	$438,990	$438,238	$438,606	$430,072	$423,543
Less: average goodwill and other intangible assets	145,546	146,489	147,466	148,464	149,528
Average tangible stockholders' equity	$293,444	$291,749	$291,140	$281,608	$274,015

Return on Average Stockholders' Equity Ratio:
Annualized net income	$35,725	$29,471	$30,999	$32,023	$32,156
Average stockholders' equity	$438,990	$438,238	$438,606	$430,072	$423,543

Return on average stockholders' equity	8.14%	6.72%	7.07%	7.45%	7.59%

Return on Average Tangible Stockholders' Equity Ratio:
Annualized net income excluding amortization of other intangible assets	$38,001	$32,077	$33,604	$34,657	$34,790
Average tangible stockholders' equity	$293,444	$291,749	$291,140	$281,608	$274,015

Return on average tangible stockholders' equity	12.95%	10.99%	11.54%	12.31%	12.70%

END OF RELEASE